UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: October 29, 2003
(Date of earliest event reported)

Polymer Solutions, Inc.

(Exact name of Registrant as specified in its charter)

Nevada, U.S.A. (State or other jurisdiction of incorporation)	0-18583 (Commission file number)	88-0360526 (IRS Employer Identification No.)

311 Otterson Drive Suite 60 Chico, California U.S.A. (Address of Principal Executive Office)		95928 (Zip Code)

Registrant’s telephone number, including area code (530) 894-3585 not applicable

(Former name or former address, if changed since last report)

ITEM 2.     ACQUISITION OR DISPOSITION OF ASSETS.

     On October 29, 2003 Polymer Solutions, Inc. (the “Company”) a Nevada corporation, entered into a Definitive Agreement (the “Agreement”) with Chemcraft Holdings Corporation (“Chemcraft”), a privately-held North Carolina corporation. Pursuant to the Agreement, Chemcraft is to acquire 100% of the issued and outstanding stock of Alternative Materials Technology (“AMT”), from AMT Environmental Products, Inc., the Company’s wholly-owned subsidiary. AMT represents substantially all of Polymer Solutions’ assets.

     Pursuant to this Agreement, Polymer Solutions would receive, through a distribution of the proceeds received under the Agreement by AMT Environmental Products, Inc., approximately US$7.5 million in cash proceeds net of transaction expenses, taxes or other liabilities. It is Management’s intention to distribute these proceeds to Polymer Solutions’ shareholders and optionholders and, following or in connection with such distribution, to dissolve and wind-up the business and affairs of Polymer Solutions.

     If the transaction closes, shareholders and optionholders, net of the option exercise price, are expected to receive approximately US$0.75 per share, subject to any indemnification claims or certain post-closing adjustments. Ninety (90) percent of the proceeds, or approximately US$0.675 per share, is expected to be disbursed to shareholders and optionholders shortly after closing. After a forty-five (45) day period for any indemnification claims or post-closing adjustments has elapsed, and subject to such claims or adjustments, the balance of the proceeds of up to approximately US$0.075 in total per share would be disbursed. This period may be extended if an agreement to the adjustments has not been reached by the end of the forty-five (45) day period. The transaction is subject to certain conditions, including receipt of regulatory approval and approval from Polymer Solutions’ shareholders. Full details of the transaction will be outlined in a Proxy Statement to be mailed to shareholders along with a Notice of Meeting, which is to be called to approve the transaction. The meeting may be held as early as January, 2004 or as late at March, 2004 depending primarily upon the speed with which regulatory authorities approve the transaction and documentation. If the transaction is approved at the meeting, the closing will occur shortly thereafter and the 45-day period for post-closing adjustments will commence.

     Polymer Solutions may terminate the Agreement in the event that it receives a proposal from a third party that has a value to Polymer Solutions’ shareholders in excess of US$8 million, in which case Polymer Solutions is to pay Chemcraft a fee of US$250,000. Chemcraft has a right to match a better offer within a limited time of their being informed of the offer. In certain circumstances, Chemcraft is to pay Polymer Solutions a fee of US$200,000 if Chemcraft terminates the Agreement.

     The nature and amount of consideration related to the Disposition Agreement were determined at arms-length negotiations between the representatives of the Company and Chemcraft, based upon a variety of sectors including the profitability of AMT.

     The foregoing description of the sale of AMT does not purport to be complete and is qualified in its entirety by reference to the Disposition Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

ITEM 5.     OTHER EVENTS.

     On October 29, 2003 the Company issued a press release announcing that it had entered in to a Disposition Agreement with Chemcraft for the sale of AMT. This announcement shall not be deemed to be a recommendation or solicitation by Polymer Solutions with respect to the transaction. A copy of the Company’s press release announcing these events is attached to this Form 8-K as Exhibit 99.1 and incorporated herein by reference. Pursuant to the requirements of the Securities and Exchange Act of 1933 the Company has caused this news release to be filed under Rule 425 of the Act.

     This Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are intended to come within the safe harbor protection provided by those statutes. By their nature, all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those contemplated by the forward-looking statements.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits

2.1	The Disposition Agreement dated October 29, 2003 between Polymer Solutions, Inc. and AMT and Chemcraft

99.1	News release dated October 29, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER SOLUTIONS, INC.

Dated: October 29, 2003	/s/ E. Laughlin Flanagan E. Laughlin Flanagan, President and Chief Executive Officer